Exhibit 4.3

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of July 20, 2006, by and among FBR Capital Markets Corporation, a Virginia corporation (together with any successor entity thereto, the “Company”), Forest Holdings (ERISA) LLC (“Crestview ERISA”) and Forest Holdings LLC (“Crestview LLC” and, together with Crestview ERISA, the “Crestview Holders”).

This Agreement is made pursuant to the terms of that certain Investment Agreement, dated as of July 19, 2006, by and among the Company and the Crestview Holders (the “Investment Agreement”) pursuant to which, among other things, the Crestview Holders have agreed to purchase, and the Company has agreed to sell, in a direct private placement, an aggregate of 5,172,813 shares of the Company’s common stock (together with such additional shares of the Company’s common stock that the Crestview Holders may purchase, including upon exercise of stock options granted, in accordance with the terms and conditions of the Investment Agreement or through a private purchase under Rule 144A or another available exemption from the registration requirements of the Securities Act, the “Crestview Shares”). In order to induce Crestview to enter into the Investment Agreement and to purchase the Crestview Shares in accordance with the terms thereof, the Company has agreed to provide the Crestview Holders with the registration rights set forth in this Agreement. The execution of this Agreement is a condition to the closing of the transactions contemplated by the Investment Agreement.

The closing of the transactions contemplated by the Investment Agreement and the execution and delivery by the Crestview Holders of this Agreement are also conditioned on the concurrent closing by the Company of the purchase and sale or placement of an aggregate of 12,066,667 shares of the Company’s common stock (plus up to an additional 1,810,000 shares to cover additional allotments, if any) to third party investors pursuant to the terms of that certain Purchase/Placement Agreement (the “Purchase/Placement Agreement”), dated as of July 14, 2006, by and among the Company and FBR. In connection with, and as a condition to, the offering and sale of such shares of the Company’s common stock pursuant to the terms and conditions of the Purchase/Placement Agreement (the “Concurrent Offering”), the Company has agreed to provide the registration rights to the holders of the shares of the Company’s common stock issued and sold in the Concurrent Offering as set forth in that certain Registration Rights Agreement, dated of even date herewith, by and between the Company and FBR (as it may be amended from time to time, the “Concurrent Registration Rights Agreement”). A copy of the Concurrent Registration Rights Agreement is attached hereto as Exhibit A.

The Company and the Crestview Holders have agreed that the Crestview Holders shall have registration rights that are at least as favorable to the Crestview Holders as the registration rights provided to the purchasers of the Company’s common stock in the Concurrent Offering as set forth in the Concurrent Registration Rights Agreement, as well as certain additional demand and piggy-back registration rights that are set forth herein.

All capitalized terms not defined in this Agreement shall have the same meaning as defined under the Concurrent Registration Rights Agreement.

AGREEMENT

Therefore, the parties agree as follows:

1.	Registration Rights Under the Concurrent Registration Rights Agreement

(a) In order to ensure that the Crestview Holders shall have registration rights with respect to the Crestview Shares that are at least as favorable as the registration rights provided to the purchasers of the Company’s common stock in the Concurrent Offering as set forth in the Concurrent Registration Rights Agreement, the parties agree that, except as provided in the second sentence of the lead in to Section 2, the Crestview Shares (upon original issuance thereof and at all times subsequent thereto, including upon the transfer thereof by the original holder or any subsequent holder and any shares or other securities issued in respect of such Registrable Shares by reason of or in connection with any stock dividend, stock distribution, stock split, purchase in any rights offering or in connection with any exchange for or replacement of such Registrable Shares or any combinations of shares, recapitalization, merger or consolidation, or any other equity securities issued pursuant to any other pro rata distribution with respect to the Common Stock) shall be deemed to be Registrable Shares as defined in Section 1 of the Concurrent Registration Rights Agreement and the Crestview Holders shall be deemed to be Holders as that term is defined in Section 1 of the Concurrent Registration Rights Agreement. As a result, the Crestview Holders shall have the same registration rights and other rights with respect to the Crestview Shares that the Holders of Registrable Shares have under the Concurrent Registration Rights Agreement with respect to the Registrable Shares thereunder as if the Crestview Holders were parties to the Concurrent Registration Rights Agreement.

(b) This Agreement hereby incorporates by reference all of the terms and provisions set forth in the Concurrent Registration Rights Agreement attached hereto as Exhibit A that are necessary in order to ensure that the Crestview Holders shall have or be subject to the same rights, obligations and procedural requirements with respect to any registration of the Crestview Shares that apply to the Holders of Registrable Shares under the Concurrent Registration Rights Agreement.

2.	Additional Demand Registration Rights

In addition to the registration rights provided to the Crestview Holders under Section 1 above, the Company hereby agrees to provide the Crestview Holders with the following additional demand registration rights to the extent the Crestview Shares are not registered pursuant to the provisions of Section 1 above. For purposes of this Section 2, the Crestview Shares shall be deemed to be Registrable Shares regardless of whether the Crestview Shares are saleable under Rule 144(k) promulgated by the Commission pursuant to the Securities Act of 1933, as amended, (the “Securities Act”).

(a) Requests for Registration. Commencing on the first anniversary of the date of this Agreement, the Crestview Holders shall have the rights specified in Section 2(b) below to request registration for disposition in accordance with the intended method or methods of disposition stated in such request under the Securities Act of all or any portion of the Crestview Shares on Form S-1 or any successor form of registration statement (“Long-Form

Registrations”), and the Crestview Holders shall have the rights specified in Section 2(c) below to request registration for disposition in accordance with the intended method or methods of disposition stated in such request under the Securities Act of all or any portion of the Crestview Shares on Form S-3 (including pursuant to Rule 415 under the Securities Act) or any successor form of registration statement (“Short-Form Registrations”), if available. All registrations requested pursuant to this Section 2 are referred to herein as “Demand Registrations.” Each request for a Demand Registration shall specify the approximate number of securities requested to be registered and the anticipated per share price range for such offering.

(b) Long-Form Registrations. The Crestview Holders shall be entitled to request two Long-Form Registrations in which the Company shall pay all Registration Expenses; provided, however, that the aggregate gross proceeds of the securities requested to be registered in any Long-Form Registration must equal at least $15 million or, if the aggregate gross proceeds attributable to the remaining Crestview Shares then held by the Crestview Holders is less than $15 million, such lesser amount. A registration shall not count as one of the permitted Long Form Registrations hereunder unless the Crestview Holders are able to register and sell at least 75% of the securities the Crestview Holders requested to be included in such registration; provided, however, that in any event the Company shall pay all Registration Expenses in connection with any registration initiated as a permitted Long-Form Registration whether or not it has become effective and whether or not such registration is counted as one of the permitted Long-Form Registrations. All Long-Form Registrations shall be underwritten registrations.

(c) Short-Form Registrations. In addition to the Long-Form Registrations provided pursuant to Section 2(b), commencing on the date that the Company becomes eligible to use Form S-3 or any successor short-form of registration statement, the Crestview Holders shall be entitled to request an unlimited number of Short-Form Registrations in which the Company shall pay all Registration Expenses; provided, however, that the aggregate gross proceeds of the securities requested to be registered in any Short-Form Registration must equal at least $15 million or, if the aggregate gross proceeds attributable to the remaining Crestview Shares then held by the Crestview Holders is less than $15 million, such lesser amount. Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use Form S-3 or any successor short form of registration statement.

(d) Underwriter Cut-Backs in Demand Registrations. The Company shall not include in any Demand Registration any securities pursuant to one or more written registration rights agreements granting the holders of such securities the right to have their securities registered in such Demand Registration without the prior written consent of the Crestview Holders. The Company shall have the right, without the need for any approval of the Crestview Holders, to grant to any person the right to request the Company to register any equity securities of the Company, or any securities, options, or rights convertible or exchangeable into or exercisable for such securities so long as such rights do not adversely affect the rights of the Crestview Holders hereunder. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that, in their opinion, the number of Crestview Shares and other permitted registrable securities requested to be included in such offering exceeds the number that can be sold therein without adversely affecting the marketability of the offering, then the Company shall have the right to reduce the number of securities requested to be included in such Demand Registration in the following order of priority: first, securities requested to be included by holder of securities other than the Crestview Shares shall be reduced pro rata among all such holders who have requested that their securities be included in such Demand Registration on the basis of the number of securities requested to be included in such Demand Registration by each such holder and, second, Crestview Shares requested to be included by holders of the Crestview Shares shall be reduced pro rata among all such holders of Crestview Shares who have requested that their Crestview Shares be included in such Demand Registration on the basis of the number of Crestview Shares requested to be included in such Demand Registration by each such holder, such that in each case the total number of securities registered in such offering can, in the opinion of such underwriters, be sold in an orderly manner within the price range specified for such offering.

(e) Restrictions on Long-Form Registrations. The Company shall not be obligated to effect any Demand Registration within 90 days after the effective date of a previous Demand Registration or a previous registration in which the Crestview Holders were given piggy-back rights pursuant to Section 3 hereof and in which there was no reduction in the number of Registrable Securities requested to be included. If the Board of Directors of the Company in good faith determines that the filing or effectiveness of a registration statement in connection with any requested Demand Registration would be reasonably likely to materially and adversely affect any material contemplated acquisition, divestiture, registered primary offering or other transaction as to which the Company has then taken substantial steps, or would require disclosure of facts or circumstances which disclosure would be reasonably likely to materially and adversely affect any material contemplated acquisition, divestiture, registered primary offering or other transaction as to which the Company has then taken or expects to take in the immediate future substantial steps, then the Company may delay such registration for a period of up to 180 days so long as the Company is still pursuing the transaction that allowed such delay (it being agreed that the Company may not delay requested registrations pursuant to this clause (e) for more than an aggregate of 180 days during any 360 consecutive days).

(f) Selection of Underwriters. The Company shall have the right to select the investment banker(s) and manager(s) reasonably acceptable to the Crestview Holders to administer any offering under a Demand Registration; provided, that the parties hereto agree that Friedman, Billings, Ramsey & Co., Inc. shall be reasonably acceptable to the Crestview Holders.

(g) Revocation of Registration Request. The Initial Crestview Holders may, at any time prior to the effective date of the registration statement relating to any requested registration under this Section 2, revoke such request, without liability to any Crestview Holder, by providing a written notice to the Company revoking such request.

(h) Effectiveness of Registrations. Notwithstanding any other provision of this Agreement to the contrary, a registration pursuant to this Section 2 shall not be deemed to have been effected (and, therefore, rights of a Crestview Holder shall be deemed not to have been exercised for purposes of this Section 2) (i) unless such registration has become effective, (ii) if, after such registration has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason other than a misrepresentation or an omission by such Crestview Holder and, as a result thereof, the Registrable Shares requested to be registered cannot be completely distributed in accordance with the plan of distribution set forth in the related registration statement or (iii) if the conditions to closing specified in any purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived other than solely by reason of some act or omission by such Crestview Holder.

(i) Cooperation of the Company and Appropriate Officers. If the Company is required to effect the registration of any Registrable Shares under the Securities Act as provided in this Section 2, the Company shall as promptly as practicable have appropriate officers of the Company (i) attend any “road shows” and analyst and investor presentations scheduled in connection with any such registration and (ii) use its reasonable best efforts to cooperate as reasonably requested by the Crestview Holders in the marketing of the Registrable Securities, and all reasonable out-of-pocket costs and expenses incurred by the Company or such officers in connection with such attendance or cooperation shall be paid by the Company.

(j) Registration Procedures and Other Rights and Obligations Incorporated by Reference. The parties agree that, to the extent not addressed in this Agreement, all of the registration procedures and related rights, obligations and requirements set forth in the Concurrent Registration Rights Agreement shall apply to any registration of the Crestview Shares under this Section 2 to the extent such registration procedures and related rights, obligations and requirements can reasonably be so applied.

3.	Piggyback Registrations

In addition to the registration rights provided to the Crestview Holders under Section 1 and Section 2 above, the Company hereby agrees to provide the Crestview Holders with the following additional piggyback registration rights to the extent the Crestview Shares are not registered pursuant to the provisions of Section 1 or Section 2 above.

(a) Right to Piggyback. Whenever the Company proposes to register any of its securities (including any proposed registration of the Company’s securities by any third party) under the Securities Act (other than in connection with (i) any registration pursuant to Section 1 or Section 2 of this Agreement, (ii) registrations on Form S-4, S-8 or any successor or similar forms, (iii) a registration relating to a reorganization of the Company or other transaction under Rule 145 of the Securities Act, (iv) in connection with a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Crestview Shares or (v) a registration in which the only securities being registered are common stock issuable upon conversion of debt securities that are also being registered) and the registration form to be used may be used for the registration of the Crestview Shares (a “Piggyback Registration”), the Company shall give prompt written notice (and in any event within three business days after its receipt of notice of any exercise of demand registration rights other than under this Agreement) to the Crestview Holders of its intention to effect such a registration and shall include in such registration all Crestview Shares with respect to which the Company has received written requests from the Crestview Holders for inclusion therein within 20 days after the receipt of the Company’s notice. The Company’s notice shall state the last day on which the Crestview Holders and the holders of any other registrable securities that have similar piggyback rights may request inclusion in the registration.

(b) Piggyback Expenses. The Registration Expenses of the Company and the Crestview Holders shall be paid by the Company in all Piggyback Registrations.

(c) Priority and Underwriter Cut-backs in Piggyback Registrations. If a Piggyback Registration is part of an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that, in their opinion, the number of securities requested to be included in such registration exceeds the number which can be sold therein without adversely affecting the marketability of the offering, then the Company shall include in such registration (i) first, the securities the Company proposes to sell, and (ii) second, the registrable securities requested to be included in such registration, including but not limited to any Crestview Shares, subject to reduction of the total number of such secondary securities pro rata among such holders on the basis of the number of registrable securities requested to be included in such registration by all such holders in order to ensure that that the total number of securities registered in such offering can be sold in an orderly manner within the price range specified for such offering.

(d) Selection of Underwriters. The Company shall have the right to select the investment banker(s) and manager(s) to administer any offering that includes a Piggyback Registration.

(e) Other Registrations. If the Company has previously filed a registration statement for an underwritten offering with respect to Crestview Shares pursuant to Section 1, Section 2 or this Section 3, and if such previous registration has not been withdrawn or abandoned, then the Company shall not be obligated to file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least 90 days has elapsed from the effective date of such previous registration.

(f) Registration Procedures and Other Rights and Obligations Incorporated by Reference. The parties agree that, to the extent not addressed in this Agreement, all of the registration procedures and related rights, obligations and requirements set forth in the Concurrent Registration Rights Agreement shall apply to any registration of the Crestview Shares under this Section 3 to the extent such registration procedures and related rights, obligations and requirements can reasonably be so applied.

4.	Notices under Concurrent Registration Rights Agreement

Notwithstanding anything to the contrary contained herein, to the extent that FBR, as representative of the Holders of Registrable Shares under the Concurrent Registration Rights Agreement, is entitled to receive any notice from the Company on behalf of the Holders thereunder, the Company shall provide the same notice directly and concurrently to the Crestview Holders.

5.	Selling Shareholders’ Counsel for Crestview Holders.

Notwithstanding anything to the contrary contained herein or in the Concurrent Registration Rights Agreement, the parties understand and agree that the Crestview Holders shall have the right to engage Davis Polk & Wardwell as their counsel in connection with any registration of the Crestview Shares pursuant to Sections 2 or 3 of this Agreement, and the fees and expenses of such counsel up to $75,000 shall be included in Registration Expenses.

6.	Miscellaneous

(a) Remedies; Indemnification and Contribution. With respect to any registration of the Crestview Shares pursuant to this Agreement, the Crestview Holders shall be entitled to all of the remedies to which Holders under the Concurrent Registration Rights Agreement are entitled in accordance with the terms thereof, including but not limited to the rights and remedies set forth in Section 6 of the Concurrent Registration Rights Agreement under the caption “Indemnification and Contribution.”

(b) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given, without the written consent of the Company and the Crestview Holders.

(c) Notices. All notices and other communications, provided for or permitted hereunder shall be made in writing by delivered by facsimile (with receipt confirmed), overnight courier or registered or certified mail, return receipt requested, or by telegram

(i)	if to the Crestview Holders:

c/o Crestview Capital Partners, L.P.

667 Madison Avenue

New York, NY 10021

Attention: Jacob Capps

Telecopy Number: (212) 907-0750

with a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, NY 10017

Attention: Carole Schiffman, Esq.

Telecopy Number: (212) 450-3800

and

(ii)	if to the Company, at the offices of the Company at:

1001 Nineteenth Street, North

Arlington, Virginia 22209

Attention: General Counsel

facsimile: 703-469-1140

with a copy to:

Hunton & Williams LLP

951 East Byrd Street

Richmond, Virginia 23219

Attention: Daniel M. LeBey, Esq.

facsimile: 804-788-8218

(d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto, including, without limitation and without the need for an express assignment or assumption, subsequent holders of the Crestview Shares for so long as such shares are Registrable Shares. Notwithstanding the preceding sentence, for so long as any of the Crestview Shares are Registrable Shares, the Company shall not, without the prior written consent of the holders of a majority of such Crestview Shares, assign any of its rights or obligations under this Agreement, other than in connection with any merger, consolidation or share exchange, any sale of all or substantially all of the outstanding shares of capital stock or assets of the Company or any other similar business combination transaction.

(e) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(f) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(g) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE COURT IN THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING IN NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(h) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL

PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(i) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties hereto that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(j) Entire Agreement; Conflicts between this Agreement and the Concurrent Registration Rights Agreement. This Agreement, together with the Concurrent Registration Rights Agreement, is intended by the parties hereto as a final, complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. In the event of a conflict between the provisions of this Agreement and the Concurrent Registration Rights Agreement, the provisions of this Agreement shall control.

(k) Adjustments for Stock Splits, etc. Whenever in this Agreement there is a reference to a specific number of shares, then upon the occurrence of any subdivision, combination or stock dividend of such shares, the specific number of shares so referenced in this Agreement shall automatically be proportionately adjusted to reflect the effect of such subdivision, combination or stock dividend.

(l) Survival. This Agreement is intended to survive the consummation of the transactions contemplated by the Purchase/Placement Agreement and the Investment Agreement. The indemnification and contribution obligations of the Company under Section 6 of the Concurrent Registration Rights Agreement, which are incorporated by reference herein and deemed to be a part hereof, shall survive the termination of the Company’s obligations under this Agreement.

(m) Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party, as determined by the court, shall be entitled to recover its reasonable attorneys’ fees in addition to any other available remedy.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FBR CAPITAL MARKETS CORPORATION

By:	/s/ William J. Ginivan
Name:	William J. Ginivan
Title:	SVP, General Counsel and Secretary

FOREST HOLDINGS LLC

By:	/s/ Thomas S. Murphy, Jr.
Name:	Thomas S. Murphy, Jr.
Title:	President

FOREST HOLDINGS (ERISA) LLC

By:	/s/ Thomas S. Murphy, Jr.
Name:	Thomas S. Murphy, Jr.
Title:	President